EXHIBIT 99.1

LOCATION BASED TECHNOLOGIES ANNOUNCES POCKETFINDER SUPPORT FOR SMARTPHONES WORLDWIDE

New, Low-Cost Market Segment Delivers Immediate Benefits to Families and Businesses

ANAHEIM, Calif., Sept. 30, 2008 --Location Based Technologies, Inc. (OTCBB:LBAS), a leading-edge family service provider of personal locator devices and services, today announced it will enable Google Android-based smartphones, worldwide, to deliver all benefits and features of the PocketFinder® service along with full integration of PocketFinder location devices.

“In our quest to optimize the family’s ability to stay connected, we have developed the ability to turn smartphones into “PocketFinders,” with all the benefits of real-time location, zone and speed alerts, instant messaging, and travel history, for one low service fee,” said Dave Morse, CEO of Location Based Technologies. “This new service will work on any wireless network worldwide (GSM or CDMA) and will be offered in October upon launch of Google’s smartphone.”

“We are negotiating with other GPS smartphone providers to make this enhancement available to their customers as well,” Morse added. “This opens a vast new market segment of customers who have existing GPS location technology, but not benefitting from PocketFinder’s easy to use interface and the ability for parents to easily locate their children, outdoor enthusiasts to stay in touch, businesses to provide innovative customer services, and to increase levels of safety and security to the elderly. This additional revenue opportunity expands our existing market plan and allows for smartphones to function independently or to have full integration with our PocketFinder products.”

The $9.95 service will be offered for $6.95 per month for customers who sign up during the first 30 days as a launch promotion. “The $6.95 is not a teaser rate. It will not change as long as the account remains active and current,” Morse noted.

Smartphones are a vast market which International Data Corporation (IDC) projects will reach 304,000,000 worldwide by 2011.  According to statistics published in May by Gartner, more than 32,000,000 smartphones were purchased worldwide in the first quarter of 2008 alone.  Smartphone sales in North America rose by 106% in the same quarter.

The PocketFinder family of products uses advanced technology to help families stay connected. The smallest known single-board GSM/GPS device easily fits into a pocket, purse or backpack, and can be accessed via the Internet, cell phone or landline to show its exact location in real time. In addition, the devices include several advanced features, such as allowing users to designate customizable alert areas as electronic “fences” to notify them when a family member or pet leaves or enters a specified area. The devices can even track vehicle speeds to encourage safe driving decisions.

The company previously announced it has received formal laboratory approval for GSM connectivity on the European wireless networks where negotiations continue to move forward with sales partners in the European community for PocketFinder and PetFinder devices.

About Location Based Technologies

A publicly traded company (OTCBB:LBAS), Location Based Technologies designs and develops leading-edge personal locator devices and services that incorporate patented, proprietary technologies designed to enhance and enrich the lives of families globally. The company is headquartered in Anaheim, Calif. For more information, visit http://www.pocketfinder.com.

This news release contains forward-looking statements that involve risks and uncertainties.  Actual results and outcomes may differ materially from those discussed or anticipated.  For a more detailed discussion of these and associated risks, see the company's most recent document filed with the Securities and Exchange Commission.

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Contacts:
David Morse
Location Based Technologies
(800) 615-0869
dave@pocketfinder.com

Daly-Swartz PR for Location Based Technologies
Jeffrey Swartz, 949-470-0075
jeffreyswartz@dsprel.com

Glenn Busch, CFP
Northstar Investments
Investor Relations
Glenn Busch, Northstar Investments
(714) 310-8641
glenn@pocketfinder.com

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